EXHIBIT 21

                        SUBSIDIARIES OF THE COMPANY

A&B Bolt and Supply, Inc.
American Rivet Company, Inc.
Beaird Industries, Inc.
Blastco Services Co.
First Texas Credit Corporation
GHX, Incorporated
Landreth Engineering Company
LSS-Lone Star - Houston, Inc.
Losco, Inc.
Manifold Valve Services, Inc.
Moores Pump and Supply, Inc.
Philform, Inc.
Pipeline Valve Specialty Company, Inc.
R.J. Machine Company, Inc.
Regal Machine Tool, Inc.
Rex International Corporation
Rex Machinery Movers, Inc.
Rex Machinery Sales, Inc.
Rex Supply Corporation
The Rex Group, Inc.
U.S. Crating, Inc.
United Wellhead Services, Inc.
WALKER BOLT Manufacturing Co.
WHIR Acquisition, Inc.
XTEL Corporation